Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Medicines Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of The Medicines Company, The Medicines Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Medicines Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
January 12, 2007